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The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. We will deliver a final prospectus supplement and prospectus to purchasers of these securities. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction whether the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2008

This filing is made pursuant to Rule 424(b)(3)
under the Securities Act of 1933 in connection with
Registration No. 333-148053

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 28, 2007)

7,000,000 SHARES

COMMON STOCK

        We are offering 7,000,000 shares of our common stock in this offering. Our common stock is listed on the American Stock Exchange under the trading symbol "CFW." The last sale price of our common stock as reported on the American Stock Exchange on June 24, 2008 was $8.67 per share.

        You should carefully consider each of the risk factors described under "Risk Factors" beginning on page S-7 of this prospectus supplement and page 7 of the accompanying prospectus.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds To Cano (Before Expenses)
Per Share	$	$	$
Total	$	$	$

        We have granted the underwriters an option to purchase up to 1,050,000 additional shares of common stock at the public offering price, less the underwriting discount within 30 days from the date of this prospectus supplement to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the common stock to purchasers on or about July 1, 2008.

Canaccord Adams

The date of this prospectus supplement is June     , 2008.

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of common stock. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information." If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

        You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file reports, proxy or information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        This prospectus supplement is part of a registration statement on Form S-3 we filed with the SEC relating to the securities that we may offer. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Cano Petroleum, Inc. and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC's web site. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        In addition, our filings are available on our website at www.canopetro.com. Information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

  •
  Our Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the SEC on September 11, 2007;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 29, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 as filed with the SEC on November 7, 2007, February 8, 2008 and May 8, 2008, respectively;

  •
  Our Current Reports on Form 8-K filed with the SEC on July 2, 2007, July 3, 2007, August 9, 2007, August 24, 2007, September 11, 2007, September 28, 2007, October 22, 2007, November 1, 2007, November 5, 2007, November 6, 2007, November 13, 2007, December 7, 2007, December 28, 2007, January 18, 2008, February 21, 2008 (both Current Reports filed on such date), March 10, 2008, March 20, 2008, March 21, 2008, May 13, 2008, June 13, 2008 and June 24, 2008; and

  •
  Description of our share capital contained in our Current Report on Form 8-K filed with the SEC on March 29, 2007.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Cano Petroleum, Inc.
801 Cherry Street, Suite 3200
Fort Worth, Texas 76102
Attention: Ben Daitch
(817) 698-0900

FORWARD-LOOKING STATEMENTS

        Information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words.

        The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to the matters discussed under the caption "Risk Factors" in this prospectus supplement and the accompanying prospectus, and, among other matters, the following:

  •
  Our future financial and operating performance and results;

  •
  Our drilling plans;

  •
  Production volumes;

  •
  Our business strategy;

  •
  Market prices;

  •
  Sources of funds necessary to conduct operations and complete acquisitions;

  •
  Development costs;

  •
  Number of planned wells;

  •
  Our future commodity price risk management activities;

  •
  Our plans and forecasts;

  •
  Fluctuations in prices of oil and natural gas;

  •
  Dependence on key personnel;

  •
  Demand for oil and natural gas;

  •
  Losses due to current or future litigation;

  •
  Risks associated with drilling and operating wells;

  •
  General economic conditions;

  •
  Governmental regulations;

  •
  Hedging results;

  •
  Events similar to September 11, 2001; and

  •
  Fluctuations in interest rates.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents.

Our Business

        Cano Petroleum, Inc. (together with its direct and indirect subsidiaries, "Cano," "we," "us," or the "Company") is a growing independent oil and natural gas company. Our strategy is to acquire assets with a high ratio of non-proven or proved undeveloped reserves suitable for enhanced oil recovery, or EOR, techniques, primarily on the onshore United States, for a low cost. We intend to convert these non-proven and/or proved undeveloped reserves into proved producing reserves by applying water, gas or chemical flooding and other EOR techniques. During our first three years of operations, our primary focus has been to achieve growth through acquiring interests in existing, mature fields in Texas, Oklahoma and New Mexico. We believe the portfolio of oil and natural gas properties we have acquired to date provides suitable opportunities to apply EOR techniques. As of June 30, 2007, we had proved reserves of 66,720 MBOE, of which 8,454 MBOE were proved producing, 2,843 MBOE were proved non-producing, and 55,423 MBOE were proved undeveloped.

        We were organized under the laws of the State of Delaware in May 2003 as Huron Ventures, Inc. On May 28, 2004, we merged with Davenport Field Unit, Inc., an Oklahoma corporation, and certain other entities (the "Davenport Merger"). In connection with the Davenport Merger, we changed our name to Cano Petroleum, Inc. Prior to the Davenport Merger, we were inactive with no significant operations. Our executive offices are located at 801 Cherry Street, Suite 3200, Fort Worth, Texas 76102, and our telephone number is (817) 698-0900.

Recent Developments

Retirement of Morris B. Smith as Chief Financial Officer and Appointment of Benjamin Daitch as Chief Financial Officer

        On June 10, 2008, Morris B. Smith, our Senior Vice President and Chief Financial Officer, announced that he would be retiring as our Chief Financial Officer upon the appointment of a suitable replacement. On June 23, 2008, Benjamin Daitch was appointed Senior Vice President and Chief Financial Officer. Mr. Smith will remain a Senior Vice President through an orderly transition phase.

Operations

        For the 2008 Fiscal Year, our capital development budget is $83.3 million. We have accelerated our capital development in the Panhandle waterflood and the Cato Fields. Our Fiscal Year 2008 and Fiscal Year 2009 capital development plan and strategy for our core properties is summarized as follows:

        Panhandle Properties.    The drilling of the final contingent of 34 replacement waterflood wells in the Cockrell Ranch Unit was completed during the six months ended December 31, 2007. In total, we have drilled 70 replacement wells in the field, which represents the completion of the development patterns of the waterflood project. Water injection was initiated at the Cockrell Ranch Unit on July 5, 2007. We have increased our water injection rates steadily since September 2007 and reached our maximum injection rate of 50,500 barrels of water per day (BWPD) on February 11, 2008. We have injected approximately 9.14 million barrels of water into the Brown Dolomite formation. We have completed injection plant and production facility installation in all three phases of the project. This represents 62 injector wells and 71 production wells.

        We are seeing preliminary oil response from 32 producing wells. Through the use of generally accepted engineering practices and a detailed review of successful analog waterfloods in the area, we expect meaningful oil response to occur at each phase of the project once we inject between .15 and .25 pore volumes ("PV") of water. Therefore, when 15% to 25% of the void space has been displaced with water, the flood fronts are expected to advance to a point where production response should be seen at the producing wells.

        We have injected approximately 18% of the PV area in the Cockrell Ranch Unit. Current production is approximately 6,500 barrels of fluid per day, 77 barrels of oil per day and 150 Mcf per day of gas. Total oil cut for the waterflood is 1.2%. We expect the total fluid production rates and associated oil and gas rates will continue to increase as we move towards the 25% to 40% PV threshold.

        For Fiscal Year 2009, we plan to continue the waterflood development in additional phases in the Panhandle field to accelerate full field impact and reserve conversion.

        New Mexico Properties,    We completed the acquisition of the New Mexico Properties on March 30, 2007. We are focusing on a program of return-to-production and new well/infill drilling to develop the waterflood in the San Andres formation in these properties.

    1.
    Return-to-Production ("RTP"):    We have returned 45 existing wells to production since the acquisition. We have a workover rig committed to the RTP program and we have seen RTP rates of 2-4 BOEPD from 10 wells recently returned to production at the Tomahawk Field. We have approximately 10 more RTP candidates in the TomTom Field.

    2.
    New Well Drilling/20-Acre Infill Wells:    We currently have one drilling rig committed and two workover rigs working in the Cato field. We have drilled and completed 29 wells in the Cato Field. Two wells were 40-acre infill wells and had an initial production rate of approximately 5-8 BOEPD. 27 of these new well drills were 20-acre infill wells. As previously discussed, these infill wells primary purpose is to develop the 20-acre waterflood of the P-1 and P-2 production zones in the field. An associated benefit of this drilling is to deepen these wells by approximately 500 feet to test undeveloped lower zones of the San Andres reservoir that were not historically produced by previous operators. Currently, incremental production is approximately 220 BOEPD from these wells. These lower zones experience high initial decline rates and are expected to level off at about 5-7 BOEPD within the first year. Production for the month ending May 2008 was 227 BOEPD.

    3.
    20-Acre Waterflood Development:    We plan to accelerate the waterflood development in two sections of the Cato Field with the drilling the 20-acre infill wells. We have drilled and completed all required wells. We plan to commence waterflood facility construction and start waterflood operations as soon as regulatory permits are received which we expect will be in the third calendar quarter of 2008.

        Nowata Properties.    Our tertiary recovery pilot project at the Nowata Field is operational. The ASP pilot plant, associated equipment and supplies were installed and tested during August and September 2007. We began injecting ASP chemicals during December 2007. The plant had extended operational time through the end of May 2008. Initial response is anticipated in the third calendar quarter of 2008.

Fire Litigation

        We are defendants in several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas. The alleged damages include damage to land and livestock, remedial expenses and claims relating to wrongful death. Currently, known aggregate actual damage claims are approximately

$19,800,000 and certain plaintiffs have not provided actual damage claims for any or all of their claims. These actual damage claims do not include the additional claims by the plaintiffs for attorneys' fees and exemplary damages. See "Fire Litigation" on page S-    of this prospectus supplement for additional information regarding these lawsuits.

Issuance of Restricted Stock

        In May–June 2008, we issued an aggregate of 560,000 shares of restricted stock to our executive officers vesting over three years. S. Jeffrey Johnson received 160,000 restricted shares, Morris B. Smith received 120,000 restricted shares, Patrick McKinney received 120,000 restricted shares, Michael J. Ricketts received 30,000 restricted shares, Phillip Feiner received 30,000 restricted shares and Benjamin Daitch received 100,000 restricted shares.

The Offering

Common stock offered by Cano	7,000,000 shares.
Common stock outstanding after the offering	46,243,015 shares.(1)
Use of Proceeds
We intend to use the net proceeds from this offering and from any exercise of the underwriters' over-allotment option for general corporate purposes and to initially pay down our debt which will subsequently be drawn down in order to finance (i) our existing exploration and development activities in certain core areas such as the Panhandle and Cato properties and (ii) selective bolt-on acquisitions of additional properties in our core areas.
Risk Factors	Investing in our common stock involves risk. Please read "Risk Factors" beginning on page S-7 of this prospectus supplement and page 7 of the accompanying prospectus.
American Stock Exchange symbol	CFW.

(1)
The number of shares outstanding after this offering is based on 39,243,015 shares of our common stock outstanding as of June 24, 2008 and excludes the underwriters' option to purchase up to 1,050,000 additional shares of common stock to cover any over-allotments. See "Underwriting." This number excludes as of June 24, 2008, 8,473,867 shares of our common stock currently issuable upon conversion of our Series D Convertible Preferred Stock and 1,094,279 shares of our common stock currently issuable upon exercise of outstanding stock options.

RISK FACTORS

        The following should be considered carefully with the information provided elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in reaching a decision regarding an investment in our common stock.

Risks Related to Our Business

Our proved undeveloped reserves may decline in response to recent Securities and Exchange Commission guidance.

        This prospectus incorporates by reference estimates of our proved reserves as of the fiscal year ended June 30, 2007. Based on recent guidance regarding the appropriate method for calculating proved undeveloped reserves provided in publicly available comment letters issued by the Securities and Exchange Commission to certain companies, currently, we expect that our proved undeveloped reserves for the fiscal year ending June 30, 2008 may decrease.

The departure of key personnel could adversely affect our ability to run our business.

        Our future success is dependent on the personal efforts, performance and abilities of key management, including S. Jeffrey Johnson, our Chairman and Chief Executive Officer; Morris B. Smith, Senior Vice President; Patrick McKinney, Senior Vice President—Engineering and Operations; Benjamin Daitch, Senior Vice President and Chief Financial Officer; Michael J. Ricketts, Vice President and Principal Accounting Officer; and Phillip Feiner, Vice President, Corporate Secretary and General Counsel. All of these individuals are integral parts of our daily operations. We have employment agreements with all of them. We do not maintain any key life insurance policies for any of our executive officers or other personnel. Although, to our knowledge, none of our senior management other than Mr. Smith currently has any plans to retire or leave our company in the near future, the loss of any of them could significantly impact our business until adequate replacements can be identified and put in place.

Derivative activities create a risk of financial loss.

        Pursuant to the terms of our senior and subordinated credit agreements, we are required to enter into commodity derivative contracts to mitigate crude oil and natural gas price risk on at least 50% and no greater than 85% of our crude oil and natural gas production attributable to proved, producing reserves for at least three years as of the end of each six month period ending thereafter at a minimum price floor set by the lenders. We have implemented commodity derivative contracts such as costless collars, purchases of price floors and sale of price ceilings. Certain commodity derivative contracts could prevent us from receiving the full advantage of increases in crude oil or natural gas prices if the NYMEX crude oil and natural gas prices exceed the contract price ceiling. In addition, these transactions may expose us to the risk of financial loss if the counterparties to our derivative contracts fail to perform under the contracts. Also, increases in crude oil and natural gas prices negatively affect the fair value of our commodity derivatives contracts recorded in our balance sheet and, consequently, our reported net income. Changes in the recorded fair value of our derivatives contracts are marked to market through earnings and the decrease in the fair value of these contracts during any period could result in significant charges to earnings. The increase in crude oil and natural gas prices, should it continue, will cause this negative effect on earnings to become more significant. We are currently unable to estimate the effects on earnings in future periods, but the effects could be significant.

We are subject to several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas which may have an adverse impact on us.

        Cano and certain of its subsidiaries are defendants in several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas. The alleged damages include damage to land and livestock, remedial expenses and claims relating to wrongful death. Currently, known aggregate actual damage claims are approximately $19,800,000. Currently, certain plaintiffs have not provided actual damage claims for any or all of their claims. These actual damage claims do not include the additional claims by the plaintiffs for attorneys' fees and exemplary damages, the potential amounts of which cannot be reasonably estimated. In February 2007, we entered into a Settlement Agreement with our insurance carrier pursuant to which we received $6,699,827 in exchange for releasing the insurance carrier from any future claims. $6,000,000 of the amount received related to the insurance policy limits and the remaining $699,827 related to the reimbursement of defense cost previously incurred by Cano. The $6,000,000 payment for policy limits, in accordance with the senior credit agreement, was placed in a controlled bank account and the use of the proceeds was specified to pay attorney's fees, settlement amounts, other litigation expenses incurred to defend and/or settle the fire litigation, and for general corporate purposes. We have fully expended the $6,000,000 payment from fire litigation insurance proceeds, and there is no remaining insurance coverage for the fire litigation. We may not be able to settle any or all of the fire litigation cases on acceptable terms and may not prevail in court on any or all of such cases. If there is an adverse judgment entered against us in one or more of the fire litigation cases, based on the illiquid nature of a significant portion of our assets, we may not be able to (i) post a sufficient supersedeas bond during the appeal process of the adverse judgment, which may permit the prevailing plaintiffs to attempt execute on any judgment pending appeal, and/or (ii) satisfy the amount of any adverse judgment.

Risks Related to Our Common Stock

Our historic stock price has been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

        The public market for our common stock has historically been very volatile. Since we acquired Davenport Field Unit on May 28, 2004 and through the quarter ended March 31, 2008, the market price for our common stock has ranged from $0.45 to $10.65. On June 24, 2008, our closing price on AMEX was $8.67. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

Risks Related to this Offering

We will have broad discretion in how we use the net proceeds from this offering.

        We intend to use the net proceeds from this offering and from any exercise of the underwriters' over-allotment option for general corporate purposes and to initially pay down our debt which will subsequently be drawn down in order to finance (i) our existing exploration and development activities in certain core areas such as the Panhandle and Cato properties and (ii) selective bolt-on acquisitions of additional properties in our core areas. However, our management has not designated a specific use for any of the net proceeds and will have broad discretion over their use, including for general corporate purposes which could include the use of such net proceeds to settle any of the fire litigation claims or to satisfy any adverse verdict from the fire litigation.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $                         million assuming no exercise of the over-allotment option and after deducting underwriting discounts and estimated expenses of the offering payable by us. We plan to use the net proceeds for general corporate purposes and to initially pay down our debt which will subsequently be drawn down in order to finance (i) our existing exploration and development activities in certain core areas such as the Panhandle and Cato properties and (ii) selective bolt-on acquisitions of additional properties in our core areas.

        The proceeds will not be deployed all at once. Pending such use, we intend to use the net proceeds to repay borrowings under our senior credit agreement. We anticipate that the net proceeds will be available under our senior credit agreement as needed in the future to finance our exploration and development activities, subject to our compliance with provisions of our senior credit agreement that are conditions to loans and funding under our senior credit agreement and any recalculation of our borrowing base. At our option, the senior credit agreement interest rate is based either (i) on the prime rate plus the applicable margin ranging up to 1.00% based on the utilization level or (ii) on the LIBOR rate applicable to the interest period plus the applicable margin ranging from 1.75% to 2.50% based on the utilization level. At March 31, 2008, the senior credit agreement interest rate was 4.70%. At June 24, 2008, the senior credit agreement interest rate was 4.80%, the amount outstanding under the senior credit agreement was $57.0 million and the remaining amount available under senior credit agreement aggregate was $3.0 million based on an aggregate borrowing base of $60.0 million.

CAPITALIZATION

        The following table shows our capitalization at March 31, 2008:

    •
    on an actual basis; and

    •
    on a pro forma as adjusted basis to reflect this offering, assuming no exercise of the underwriter's over-allotment option and application of the estimated net proceeds to repay borrowings under our senior credit agreement.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference herein.

	March 31, 2008
	(dollars in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$498	$

Long term debt:
Senior credit agreement(1)	$40,500	$
Subordinated credit agreement	14,704

Total long term debt	$55,204	$

Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share; stated value $1,000 per share; 49,116 authorized and 44,541 shares issued; liquidation preference of $47,886,806.	44,620		44,620
Stockholders' equity:
Common stock, par value $.0001 per share; 100,000,000 authorized; 39,957,309 and 38,689,015 shares issued and outstanding at March 31, 2008, respectively, and and issued and outstanding at March 31, 2008(2), respectively;	4
Additional paid in capital	121,022
Accumulated Deficit	(20,560)

Total stockholders equity	$99,895	$

Total capitalization	$144,515	$

(1)
Our senior credit agreement provides for a maximum committed amount of $100 million, subject to a current borrowing base of $60.0 million. The senior credit agreement matures on November 29, 2009.

(2)
Also includes restricted stock issuances in May and June 2008 of 560,000 shares.

FIRE LITIGATION

Burnett Case

        On March 23, 2006, the following lawsuit was filed in the 100th Judicial District Court in Carson County, Texas; Cause No. 9840, The Tom L. and Anne Burnett Trust, by Anne Burnett Windfohr, Windi Phillips, Ben Fortson, Jr., George Beggs, III and Ed Hudson, Jr. as Co-Trustees; Anne Burnett Windfohr; and Burnett Ranches, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas.

        The plaintiffs (i) allege negligence and gross negligence and (ii) seek damages, including, but not limited to, damages for damage to their land and livestock, certain expenses related to fighting the fire and certain remedial expenses totaling approximately $1.7 million to $1.8 million. In addition, the plaintiffs seek (i) termination of certain oil and natural gas leases, (ii) reimbursement for their attorney's fees (in the amount of at least $549,000) and (iii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The owner of the remainder of the mineral estate, Texas Christian University, intervened in the suit on August 18, 2006, joining Plaintiffs' request to terminate certain oil and gas leases.

        On June 21, 2007, the Judge of the 100th Judicial District Court issued a Final Judgment (a) granting motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs' claims for (i) breach of contract/termination of an oil and gas lease; and (ii) negligence; and (b) granting the plaintiffs' no-evidence motion for summary judgment on contributory negligence, assumption of risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries. The Final Judgment has been appealed.

Other Cases

        On April 28, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Cause No. 1922, Robert and Glenda Adcock, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. ("Adcock"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence, res ipsa loquitor, trespass and nuisance and (ii) seek damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling $5,439,958. In addition, the plaintiffs seek (i) reimbursement for their attorney's fees and (ii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership.

        On July 6, 2006, Anna McMordie Henry and Joni McMordie Middleton intervened in the Adcock case. The intervenors (i) allege negligence and (ii) seek damages totaling $64,357 as well as exemplary damages.

        On July 20, 2006, Abraham Brothers, LP, Edward C. Abraham, Salem A. and Ruth Ann Abraham and Jason M. Abraham intervened in the Adcock case. The intervenors (i) allege negligence, nuisance, and trespass and (ii) seek damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling $3,252,862. In addition, the intervenors seek (i) reimbursement for their attorney's fees and (ii) exemplary damages. The intervenors also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership.

        On August 9, 2006, Riley Middleton intervened in the Adcock case. The intervenor (i) alleges negligence and (ii) seeks damages totaling $233,386 as well as exemplary damages.

        On August 28, 2007, one of the intervenors in the Adcock case, Travelers Lloyds Insurance Company, filed a Notice of Nonsuit requesting the court to sign an order dismissing its claims, which seek approximately $367,627 of total damages, without prejudice. The Court granted the Non-suit on September 12, 2007. The case was refiled as the Travelers case (described below) on March 12, 2008.

        On April 10, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Cause No. 1920, Joseph Craig Hutchison and Judy Hutchison v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. ("Hutchinson"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and trespass and (ii) seek damages of $621,058, including, but not limited to, damages to their land and certain remedial expenses. In addition, the plaintiffs seek exemplary damages.

        On May 1, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Cause No. 1923, Chisum Family Partnership, Ltd. v. Cano, W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. ("Chisum"). The plaintiff claims that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiff (i) alleges negligence and trespass and (ii) seeks damages of $53,738.82, including, but not limited to, damages to their land and certain remedial expenses. In addition, the plaintiffs seek exemplary damages.

        On July 3, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Cause No. 1928, Rebecca Lee Martinez, et al v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd., and WO Energy, Inc. ("Martinez"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and (ii) seek undisclosed damages for the wrongful death of two relatives, Gerardo Villarreal and Medardo Garcia, who they claim died as a result of the fire. On August 6, 2006, an additional heir of Medardo Garcia intervened in this case alleging similar claims and seeking similar relief. On December 19, 2007, the plaintiffs and intervenor in the Martinez case nonsuited their claims and refiled in the 348th Judicial District Court of Tarrant County, Texas as part of the Valenzuela case described below.

        On August 9, 2006, the following lawsuit was filed in the 233rd Judicial District Court of Gray County, Texas, Cause No. 34,423, Yolanda Villareal, Individually and on behalf of the Estate of Gerardo Villareal v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd., and WO Energy, Inc. ("Villareal"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and (ii) seek damages for past and future financial support in the amount of $586,334, in addition to undisclosed damages for wrongful death and survival damages, as well as exemplary damages, for the wrongful death of Gerardo Villarreal who they claim died as a result of the fire. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable under vicarious liability theories. On August 22, 2006, relatives of Roberto Chavira intervened in the case alleging similar claims and seeking damages for lost economic support and lost household services in the amount of $894,078, in addition to undisclosed damages for wrongful death and survival damages, as well as exemplary damages regarding the death of Roberto Chavira.

        On March 14, 2007, the following lawsuit was filed in 100th Judicial District Court in Carson County, Texas; Cause No. 9994, Southwestern Public Service Company d/b/a Xcel Energy v. Cano

Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. ("SPS"). The plaintiff claims that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiff (i) alleges negligence and breach of contract and (ii) seeks $1,876,000 in damages for loss and damage to transmission and distribution equipment, utility poles, lines and other equipment. In addition, the plaintiff seeks reimbursement of its attorney's fees.

        On May 2, 2007, the following lawsuit was filed in the 84th Judicial District Court of Hutchinson County, Texas, Cause No. 37,619, Gary and Genia Burgess, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Burgess"). Eleven plaintiffs claim that electrical wiring and equipment relating to oil and gas operations of the Company or certain of its subsidiaries started a wildfire that began on March 12, 2006 in Carson County, Texas. Five of the plaintiffs are former plaintiffs in the Adcock matter. The plaintiffs (i) allege negligence, res ipsa loquitor, nuisance, and trespass and (ii) seek damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling approximately $1,997,217.86. In addition, the plaintiffs seek (i) reimbursement for their attorney's fees and (ii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership.

        On May 15, 2007, William L. Arrington, William M. Arrington and Mark and Le'Ann Mitchell intervened in the SPS case. The intervenors (i) allege negligence, res ipsa loquitor, nuisance, and trespass and (ii) seek damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling approximately $118,320. In addition, the intervenors seek (i) reimbursement for their attorney's fees and (ii) exemplary damages. The intervenors also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership.

        On September 25, 2007, the Texas Judicial Panel on Multidistrict Litigation granted Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc.'s Motion to Transfer Related Cases to Pretrial Court pursuant to Texas Rule of Judicial Administration 13. The panel transferred all pending cases (Adcock, Chisum, Hutchison, Villareal, Martinez, SPS, Burgess, identified above and Valenzuela, Abraham Equine, Pfeffer, Ayers identified below) that assert claims against the Company and its subsidiaries related to wildfires beginning on March 12, 2006 to a single pretrial court for consideration of pretrial matters. The panel transferred all pending cases to the Honorable Paul Davis, retired judge of the 200th District Court of Travis County, Texas, as Cause No. D-1-GN-07-003353.

        On October 3, 2007, Firstbank Southwest, as Trustee for the John and Eddalee Haggard Trust (the "Trust") filed a Petition in intervention as part of the Hutchison case. The Trust claims that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The Trust (i) alleges negligence and trespass and (ii) seeks damages of $46,362.50, including, but not limited to, damages to land and certain remedial expenses. In addition, the Trust seeks exemplary damages.

        On December 18, 2007, the following lawsuit was filed in the 348th Judicial District Court of Tarrant County, Texas, Cause No. 348-227907-07, Norma Valenzuela, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Valenzuela"). Six plaintiffs, including the two plaintiffs and intervenor from the nonsuited Martinez case, claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and (ii) seek undisclosed damages for the wrongful death of four relatives, Manuel Dominguez, Roberto Chavira, Gerardo Villarreal and Medardo Garcia, who they claim died as a result of the fire. In addition, plaintiffs seek (i) reimbursement for their attorney's fees and (ii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement.

        On January 10, 2008, Philip L. Fletcher intervened in the consolidated case in the 200th District Court of Travis County, Texas as part of the SPS case. The intervenor (i) alleges negligence, trespass and nuisance and (ii) seeks damages of $120,408, including, but not limited to, damages to his livestock, attorney's fees and exemplary damages. The intervenor also claims that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership.

        On January 15, 2008, the Jones and McMordie Ranch Partnership intervened in the consolidated case in the 200th District Court of Travis County, Texas as part of the SPS case. The intervenor (i) alleges negligence, trespass and nuisance and (ii) seeks damages of $86,250.71, including, but not limited to, damages to his livestock, attorney's fees and exemplary damages. The intervenor also claims that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership.

        On February 11, 2008, the following lawsuit was filed in the 48th Judicial District Court of Tarrant County, Texas, Cause No. 048-228763-08, Abraham Equine, Inc. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Abraham Equine"). The plaintiff claims that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiff (i) alleges negligence, trespass and nuisance and (ii) seeks damages of $1,608,000, including, but not limited to, damages to its land, livestock and lost profits. In addition, the plaintiff seeks (i) reimbursement for its attorney's fees and (ii) exemplary damages. The plaintiff also claims that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement.

        On March 10, 2008, the following lawsuit was filed in the 352nd Judicial District Court of Tarrant County, Texas, Cause No. 352-229256-08, Gary Pfeffer v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Pfeffer"). The plaintiff claims that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiff (i) alleges negligence, trespass and nuisance, (ii) seeks undisclosed damages for the wrongful death of his father, Bill W. Pfeffer, who he claims died as a result of the fire and (iii) seeks undisclosed damages, including, but not limited to, damages to his parents' home and property. In addition, the plaintiff seeks exemplary damages. The plaintiff also claims that Cano and its subsidiaries are jointly and severally liable as a general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement.

        On March 11, 2008, the following lawsuit was filed in the 141st Judicial District Court of Tarrant County, Texas, Cause No. 141-229281-08, Pamela Ayers, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Ayers"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiffs (i) allege negligence and (ii) seek undisclosed damages for the wrongful death of their mother, Kathy Ryan, who they claim died as a result of the fire. In addition, the plaintiffs seek exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement.

        On March 12, 2008, the following lawsuit was filed in the 17th Judicial District Court of Tarrant County, Texas, Cause No. 017-229316-08, The Travelers Lloyds Insurance Company and Travelers Lloyds of Texas Insurance Company v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. ("Travelers"). The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiffs (i) allege negligence, res ipsa loquitor, and trespass and (ii) claim they are subrogated to the rights of their insureds for damages to their buildings and building contents totaling $447,764.60. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or general partnership or de facto partnership.

        None of the above-mentioned cases are currently set for trial. Due to the inherent risk of litigation, the outcome of these cases is uncertain and unpredictable; however, at this time, Cano management believes the suits are without merit and is vigorously defending itself and its subsidiaries.

Insurance Settlement Related to the Fire Litigation

        As discussed in our Form 10-K dated June 30, 2007, during February 2007, we received a $6,699,827 payment relating to the above-reference fire litigation from Mid-Continent Casualty Company for policy limits totaling $6,000,000 and defense costs totaling $699,827. The $6,000,000 payment for policy limits, in accordance with the senior credit agreement, was placed in a controlled bank account and the use of the proceeds was specified to pay attorney's fees, settlement amounts, other litigation expenses incurred to defend and/or settle the fire litigation, and for general corporate purposes. As of March 31, 2008, we had fully expended the $6,000,000 payment from fire litigation insurance proceeds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        As of June 24, 2008, there were 39,243,015 shares of our common stock outstanding, held by approximately 125 holders. This number does not include any beneficial owners for whom shares of common stock may be held in "nominee" or "street" name. We estimate that, as of June 24, 2008, there were approximately 4,300 beneficial holders who own our common stock in street name.

        Our shares of common stock are listed on the American Stock Exchange ("AMEX") under the trading symbol "CFW." For the years ended June 30, 2006 and 2007 and through June 24, 2008, the following table sets forth the high and low sales prices per share of common stock for each quarterly period. On June 24, 2008, the closing sale price on the AMEX was $8.67.

	Fiscal 2008				Fiscal 2007		Fiscal 2006
Fiscal Quarter
	High		Low		High	Low	High	Low
First Quarter Ended September 30	$7.42		$5.10		$6.40	$3.69	$5.90	$3.51
Second Quarter Ended December 31	$8.85		$5.94		$5.80	$3.90	$8.40	$4.14
Third Quarter Ended March 31	$7.50		$3.85		$5.47	$4.15	$10.65	$6.43
Fourth Quarter Ended June 30	$9.40	(1)	$4.29	(1)	$6.47	$4.40	$8.66	$4.09

(1)
Through June 24, 2008.

Dividends

        We have not declared any dividends to date on our common stock. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. Our senior credit agreement and subordinated credit agreement do not permit us to pay dividends on our common stock. In addition, the terms of our Series D Convertible Preferred Stock do not permit us to pay dividends on our common stock without the approval of the holders of a majority of the Series D Convertible Preferred Stock.

        For the year ended June 30, 2007, the preferred dividend was $3,169,516, of which $1,746,923 pertained to holders of the PIK dividend option. For the nine months ended March 31, 2008, the preferred dividend was $2,732,000, of which $1,599,000 pertained to holders of the PIK dividend option.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated June             , 2008, we have agreed to sell to the underwriters named below, for whom Canaccord Adams Inc. is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Canaccord Adams, Inc.
Canaccord Capital Corporation
Total	7,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters will be increased.

        We have granted to the underwriters a 30-day option to purchase up to 1,050,000 additional shares at the offering price less the underwriting discounts. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock at the offering price on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, Canaccord Adams Inc. may change the offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay in connection with this offering. The underwriting discount is the difference between the initial price to the public and the amount the underwriter pays us to purchase the shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        We have agreed that during the period beginning from the date hereof and continuing to and including the date 90 days after the date of this prospectus supplement, we will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to our common stock, other than the sale of the shares to be sold by the Company hereunder and shares of common stock or stock options issued under equity plans, which plans are currently in existence and disclosed in the prospectus, without the prior written consent of Canaccord Adams Inc. During the period of 90 days after the date of the prospectus supplement, the Company will not grant option, warrants to purchase shares of common stock or restricted stock which would become exercisable or be vested. During the period of 90 days after the date of the prospectus supplement, the Company will not file with the SEC or cause to become effective any registration statement (other than a registration statement on Form S-8 filed to register securities issued or to be issued under equity plans disclosed in this prospectus supplement) or prospectus relating to any securities of the Company which are substantially similar to our common stock without the prior written consent of Canaccord Adams Inc.

        Certain of our executive officer and directors have agreed that during the period beginning from the date hereof and continuing to and including the date 90 days after the date of this prospectus supplement, they will not, without the prior written consent of Canaccord Adams, Inc., offer, sell, agree to sell, contract to sell, pledge, hypothecate, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereinafter acquired, or file or cause to be filed any registration statement under the Securities Act with respect to any of the foregoing or publicly announce the intention to do any of the foregoing. Such restrictions preclude the executive officers and directors from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to, or result in a sale, disposition or transfer, in whole or in part, of such director or officer's shares even if such shares would be disposed of by someone other than the director or officer, including without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option) with respect to any of the director or officer's shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. The foregoing shall not prohibit (i) any exercise of options to purchase shares of our common stock pursuant to the Company's option plans, (ii) the conversion of any equity security held by the executive officers or directors into shares of our common stock, (iii) the sale of a sufficient amount of the executive officers' and directors' shares in connection with satisfying tax obligations resulting from the vesting of currently outstanding restricted stock, and (iv) any obligations regarding the executive officers' and directors' shares under any existing pledge, margin account or similar agreement, including, but not limited to, the sales and transfers of such shares.

        The 90 day lock-up period described in the previous paragraph may be extended for up to 18 days if (1) during the last 17 days of the lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist on the open market. These transactions may be affected on the American Stock Exchange or otherwise and if commenced, may be discontinued at any time.

        A prospectus supplement and prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus supplement and prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement or prospectus or the registration statement of which such prospectus supplement or prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by the investors.

        A portion of the offering may be sold in Canada to certain accredited investors by way of a private placement under exemptions from Canadian prospectus and registration requirements. Any offers or sales of our common stock in Canada will be made by the U.S. underwriters or their dealer affiliates in compliance with the dealer registration requirements under applicable Canadian securities laws or, alternatively, in reliance upon exemptions from the dealer registration requirements in each province of Canada where the sales are offered or sold. Moreover, the underwriting agreement provides that the underwriters will offer and sell our shares of common stock in Canada in compliance with applicable Canadian securities laws. We are not, and have no current intention to become, a reporting issuer in Canada, and all shares sold in Canada may be resold only in accordance with certain limited exemptions from Canadian restrictions on resale for an indefinite period.

LEGAL MATTERS

        The validity of the common stock and certain other legal matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas, our outside counsel. Certain legal matters in connection with the common stock will be based upon for the underwriter by Bracewell & Giuliani, Dallas, Texas.

EXPERTS

        The consolidated balance sheets of Cano Petroleum, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years ended June 30, 2007, 2006 and 2005 and management's report on the effectiveness of internal control over financial reporting as of June 30, 2007 incorporated by reference in this prospectus supplement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth on their reports thereon incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Certain information about our estimated proved reserves and future net cash flows attributable to such reserves derived from the reports of Forrest A. Garb & Associates, Inc., an independent petroleum and geological engineering firm, has been included and incorporated by reference into this prospectus supplement in reliance upon their authority as experts in reserves and present values.

PROSPECTUS

$150,000,000

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

        We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we issue under this prospectus may be guaranteed by one or more of our subsidiaries.

        The aggregate initial offering price of the securities that we will offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        Our common stock is traded on the American Stock Exchange under the symbol "CFW." The closing sales price for our common stock on December 12, 2007 was $7.25 per share.

        You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2007.

        The Registration Statement containing this prospectus, including the exhibits to the Registration Statement, provides additional information about us and the securities offered under this prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement, including the "Risk Factors" section, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information." We have provided definitions for some of the oil and natural gas industry terms used in this prospectus in the "Glossary of Oil and Natural Gas Terms" on page 42 of this prospectus. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT CANO PETROLEUM, INC.

Introduction

        Cano Petroleum, Inc. (together with its direct and indirect subsidiaries, "Cano," "we," "us," or the "Company") is a growing independent oil and natural gas company. Our strategy is to acquire assets with a high ratio of non-proven or proved undeveloped reserves suitable for enhanced oil recovery, or EOR, techniques, primarily on the onshore United States for a low cost. We intend to convert these non-proven and/or proved undeveloped reserves into proved producing reserves by applying water, gas or chemical flooding and other EOR techniques. During our first three years of operations, our primary focus has been to achieve growth through acquiring interests in existing, mature fields in Texas, Oklahoma and New Mexico. We believe the portfolio of oil and natural gas properties we have acquired to date provides suitable opportunities to apply EOR techniques. As of June 30, 2007, we had proved reserves of 66,720 MBOE, of which 8,454 MBOE were proved producing, 2,843 MBOE were proved non-producing, and 55,423 MBOE were proved undeveloped.

        We were organized under the laws of the State of Delaware in May 2003 as Huron Ventures, Inc. On May 28, 2004, we merged with Davenport Field Unit, Inc., an Oklahoma corporation, and certain other entities (the "Davenport Merger"). In connection with the Davenport Merger, we changed our name to Cano Petroleum, Inc. Prior to the Davenport Merger, we were inactive with no significant operations. Our executive offices are located at 801 Cherry Street, Suite 3200, Fort Worth, Texas 76102, and our telephone number is (817) 698-0900.

Our Properties

        Davenport Properties.    In the Davenport Merger, we acquired the Davenport Properties in Lincoln County, Oklahoma for 5,165,000 shares of our common stock and $1,650,000 cash. Proved reserves as of June 30, 2007 attributable to the Davenport Properties are 1,488 MBOE, of which 552 MBOE are proved producing, 936 MBOE are proved non-producing and none of which are proved undeveloped. As a result of ongoing waterflood operations on the Davenport Properties, current production is approximately 80 BOEPD.

        Nowata Properties.    In September 2004, we acquired the Nowata Properties which consisted of more than 220 wells producing from the Bartlesville Sandstone for approximately $2.6 million. Proved reserves as of June 30, 2007 attributable to the Nowata Properties are 1,687 MBOE, all of which are proved producing. As a result of prior waterflood operations on the Nowata Properties, current net production is approximately 225 BOEPD.

        Desdemona Properties.    In March 2005, in connection with our acquisition of Square One Energy, Inc. for $7.6 million, consisting of $4.0 million in cash and 888,888 shares of our common stock valued at $3.96 per share, we acquired a 100% working interest in the Desdemona Properties which are 11,068 acres in mature oil fields in central Texas. Proved reserves as of June 30, 2007 attributable to the Desdemona Properties are 11,851 MBOE, of which 711 MBOE are proved producing, 1,175 MBOE are proved non-producing and 9,965 MBOE are proved undeveloped. Current production is approximately 180 BOEPD. These properties have not been previously waterflooded and have mineral rights to the Barnett Shale formation.

        Corsicana Properties.    During 2005, we began acquiring oil and natural gas leases comprising the Corsicana Properties. Currently, we have a 100% working interest in 341 acres under lease. The Corsicana Properties were the subject of a proved surfactant-polymer chemical injection pilot in the 1980s and contain proved reserves as of June 30, 2007 of 205 MBOE, of which 108 MBOE are proved non-producing and 97 MBOE are proved undeveloped.

        Panhandle Properties.    On November 29, 2005, through our acquisition of W.O. Energy of Nevada, Inc. for an adjusted cash price of $48.4 million and 1,791,320 shares of common stock with an aggregate value of approximately $8.24 million, we acquired inventory, 10 workover rigs and related equipment, 480 producing wells, 40 water disposal wells and 380 idle wells on approximately 20,000 acres in Carson, Gray and Hutchinson Counties, Texas which constitute the Panhandle Properties. Proved reserves as of June 30, 2007 attributable to the Panhandle Properties are 35,547 MBOE, of which 3,397 MBOE are proved producing, 32,150 MBOE are proved undeveloped and none of which is proved non-producing. Current production is approximately 640 BOEPD. We are progressing with the execution of Phase I of our waterflood development plan at the Cockrell Ranch Unit. These properties have not been previously waterflooded.

        Pantwist Properties.    Effective February 1, 2006, our wholly-owned subsidiary, Pantwist LLC, acquired additional properties, including 167 wells and 2 workover rigs and covering approximately 9,700 acres in the Panhandle field which are the Pantwist Properties for a cash purchase price of $23.4 million. Proved reserves as of June 30, 2007 attributable to the Pantwist Properties are 6,829 MBOE, of which 1,883 MBOE are proved producing, 4,946 MBOE are proved undeveloped and none of which are proved non-producing. Current production is approximately 340 BOEPD. These properties have not been previously waterflooded.

        New Mexico Properties.    In addition to the capital spending previously discussed, we completed an acquisition on March 30, 2007 with an effective date of February 1, 2007. Cano Petro of New Mexico, Inc., our wholly-owned subsidiary, acquired certain oil and gas properties in the Permian Basin for approximately $8.4 million, after purchase price adjustments. The purchase price consisted of approximately $6.6 million in cash and 404,204 shares of Cano restricted common stock, which was valued at $4.59 per share. Proved reserves as of June 30, 2007 attributable to the New Mexico Properties are 9,112 MBOE, of which 224 MBOE are proved producing, 8,264 MBOE are proved undeveloped and 624 MBOE are proved non-producing. Current production is approximately 80

BOEPD. The New Mexico Properties include approximately 20,000 acres and three fields in Chavez and Roosevelt Counties, New Mexico. The prime asset is the approximately 15,000 acre Cato Field, which produces from the historically prolific San Andres formation, which has been successfully waterflooded in the Permian Basin for over 30 years. We believe that the Cato Field is the largest San Andres field in the Permian Basin that has never been waterflooded.

        Sale of Rich Valley Properties.    In July 2004, we acquired the Rich Valley Properties in Grant County, Oklahoma, through our acquisition of Ladder Companies, Inc., a Delaware corporation, for approximately $2.2 million. On June 11, 2007, we sold the Rich Valley Properties for net proceeds of $6.9 million. At the time of sale the production was approximately 110 BOEPD.

Planned Development Program

        During our first two years of operations through June 30, 2006, our primary focus was to achieve growth through acquiring existing, mature oil and natural gas fields. During March 2007, we continued to acquire properties by acquiring Permian Basin oil and natural gas properties located in New Mexico. We believe the portfolio of oil and natural gas properties that we have acquired thus far provides ample opportunities to apply our operational strategy. As of June 30, 2007, we had proved reserves of 66,720 MBOE, of which 8,454 MBOE were proved producing, 2,843 MBOE were proved non-producing, and 55,423 MBOE were proved undeveloped.

        During the fiscal year ended June 30, 2007 and continuing into our current fiscal year ending June 30 2008 ("2008 Fiscal Year"), our primary emphasis is to achieve growth by developing our existing oil and natural gas properties through development activities such as waterflooding and EOR technology. We will continue to evaluate potential acquisition targets that are consistent with our operational strategy. These development activities are more clearly discussed below.

        For the 2008 Fiscal Year, our initial capital development budget was $57 million. Of this amount, we have incurred $21.5 million, of which $17.6 million has been spent, for the three months ended September 30, 2007. As a result of the $23.2 million we received from the recently completed private placement common stock sale as discussed below, our 2008 Fiscal Year capital budget has been increased from $57 million to $78 million. The $21 million increase consists of $14 million to be used for new well drilling, $3 million to be allocated for facilities and $4 million for acquisitions. We have accelerated our capital development in the Panhandle waterflood and the Cato Field, and have increased our capital spending to handle the increased gas production from the Barnett Shale in our Desdemona Field. The status and planned activity of our capital development for the 2008 Fiscal Year is summarized as follows:

        Panhandle Properties.    The drilling of the final contingent of 34 replacement waterflood wells was completed in the quarter ended September 30, 2007. In total, we have drilled 70 replacement wells in the field, which represents the completion of the development patterns of the waterflood project. Water injection was initiated at the Cockrell Ranch Unit on July 5, 2007. At the present time, 31 injection wells are delivering over 30,000 barrels of water per day into the Brown Dolomite formation. In total, we have injected close to one million barrels of water into the reservoir. As we continue bringing additional injection wells to active status, we anticipate achieving the full 75 well injection pattern by late-December 2007 with a maximum injection rate of 52,500 barrels of water per day. Currently, 71 producing wells are active and awaiting initial response. Preliminary response from the waterflood is anticipated in the first calendar quarter of 2008. Full waterflood development over the remaining 11,000+ net acres of the Panhandle Properties is anticipated once the initial response data is available.

        As part of the waterflood development, a total of 61 wells will be drilled at the Panhandle Field encompassing 36 wells at the waterflood expansion at the Harvey Unit and 25 wells to accelerate waterflood development at the Mobil-Fee Unit. Including the incremental $10 million received from the sale of 3.5 million shares of common stock in November 2007, the total 2008 Fiscal Year capital budget for the Panhandle Properties is $31 million.

        Desdemona Properties—Waterflood.    We received the final approval of our Phase I waterflood permit for the 640 acre G.E. Moore Lease from the Texas Railroad Commission on September 11, 2007. Water injection commenced shortly thereafter and in total, we have averaged 7,000 barrels of water injected per day, or over 700,000 barrels of water in total, into the Duke Sandstone reservoir via six injection wells. We currently have 11 producing wells and anticipate an initial waterflood response in the first calendar quarter of 2008.

        Desdemona Properties—Barnett Shale.    Severe storms and flooding in the Desdemona Field in late June and early July curtailed our Barnett Shale production to one-half of the previous levels or roughly 600 MCFPD net. For the quarter ended September 30, 2007, it is estimated that production was down by approximately 120 BOEPD net or 720 MCFPD net. Equipment repairs and well re-works were completed in July and August, and production was not restored to prior levels until late September. We have drilled and completed 4 horizontal wells out of the announced 2008 Fiscal Year budget of 24 horizontal wells in the field. Total Barnett Shale production from the field is currently averaging 0.9 MMCFPD net.

        In response to currently low natural gas prices, we have elected to defer the drilling program in the Barnett Shale. Of the remaining capital amount of roughly $15 million committed to this program, roughly $5 million will be re-directed to the Cato Field and the remaining balance of $10 million could be committed to the Barnett Shale program once natural gas prices improve.

        Nowata Properties.    Our tertiary recovery pilot project at the Nowata Field is operational. The ASP pilot plant, associated equipment and supplies were installed and tested during August and September 2007. Full ASP Plant operations began during November 2007. Response is anticipated in the second calendar quarter of 2008.

        Corsicana Properties.    We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood in this field. We received the required permits to inject water in June 2007. We are planning to reinstate the prior waterflood in December 2007. As we previously mentioned, we have been pleased with the remaining oil saturations in this field and coupled with the prior successful polymer pilot in this field in the 1980's we believe this field is a prime ASP candidate. Once the waterflood response and laboratory results are analyzed, we anticipate evaluating an ASP Pilot in the field in calendar year 2008.

        New Mexico Properties.    We completed the acquisition of the New Mexico Properties on March 30, 2007. As mentioned previously, $5 million of additional capital is being re-deployed to this field which increases the revised 2008 Fiscal Year capital budget to $27.1 million for the New Mexico Properties. The capital spending amount is being increased based on better than expected initial results from return-to-production (RTP's) workovers and fracture treatment stimulations performed in the Cato Field, the largest of the three fields comprising our New Mexico Properties. We have a three pronged approach to develop the San Andres formation in this field:

  (1)
  Return-to-Production and Fracture Stimulations: We have worked over 40 idle wells and have currently returned 31 wells to production. We plan to RTP between 60-80 wells during the course of the 2008 Fiscal Year. We have deployed fracture stimulations on six RTP wells in the Cato Field. Initial production responses of between 5-20 BOEPD per well have been achieved. It is our goal to fracture stimulate up to 25 of the RTP wells during the course of the year. Production in the Cato Field has increased from 45 BOEPD when we assumed operations in April 2007 to current production of over 80 BOEPD.

  (2)
  New Well Drilling: One drilling rig was moved to the Cato Field on October 22, 2007, and we drilled the first two of 11 new 40-acre spaced wells in areas of the Cato Field that have not been developed. We are currently evaluating production of the fracture stimulating these two wells. We anticipate initial production in the range of 20-40 BOEPD based on cumulative production histories of adjacent wells. These wells are relatively shallow at 3,500 feet and drilling and completion costs are estimated to be less than $300,000 per well.

  (3)
  20-Acre Infill Drilling: One drilling rig has been contracted to drill 21 new 20-acre infill wells in an area of the Cato Field that had a prior waterflood pilot. The first well will be spudded in November 2007. Similar to infill results reported by other operators in their analogs of development activity within the San Andres formation, we expect initial production in the range of 15-25 BOEPD from this program. Initiation of Phase I of the waterflood at the Cato Field is scheduled for the second calendar quarter of 2008.

        We have no major development activities planned for either the Davenport or Pantwist Properties during the 2008 Fiscal Year.

        Waterflood operations and EOR techniques such as surfactant-polymer chemical injection involve significant capital investment and an extended period of time, generally a year or longer, from the initial phase of a program until increased production occurs. Generally, surfactant polymer injection is regarded as more risky compared to waterflood operations. Our ability to successfully convert proved undeveloped reserves to proved producing reserves will be contingent upon our ability to obtain future financing and/or raise additional capital, and further, is greatly contingent upon inherent uncertainties associated with the production of oil and natural gas as well as price volatility. See "Risk Factors."

Industry Conditions

        We believe significant acquisition opportunities will continue to exist primarily because the major energy companies and large independents continue to focus their attention and resources toward the discovery and development of large fields. During the past several years, the major companies have been divesting themselves of their mature oilfields, a trend management expects will continue. Also, the recent economics of the oil and natural gas market have improved as prices have risen substantially. These conditions provide ample opportunities for smaller independent companies to acquire and exploit mature U.S. fields. We expect that there will be increased competition for such properties in the future.

Our Strategy

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  Acquire Strategic Assets. We seek to acquire low-cost assets with a high ratio of non-proven or proved undeveloped reserves for waterflood and EOR techniques, primarily in the onshore United States. We believe we have acquired an attractive portfolio of assets to implement our business plan. We will continue to selectively target potential acquisition candidates in a disciplined manner, which involves being financially prudent and acquiring assets that meet our engineering and operational standards. We focus on U.S. operations. Accordingly, we are not subject to geopolitical uncertainties, dependence on foreign sources and other issues related to overseas operations.

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  No Exploration Risk. Our portfolio is comprised of mature fields with proven reserves, existing infrastructure and abundant technical information. Accordingly, our production growth is not dependent on exploration drilling and the high degree of speculation in making new discoveries.

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  Exploit and Develop Existing Properties. We intend to add proved reserves to, and increase production from, our existing properties through the application of advanced technologies, including water, gas or chemical flooding and other EOR techniques. We believe that our management team has a proven track record of exploiting undeveloped properties to increase reserves and cash flow.

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  Maintain a Low Cost Structure. We intend to maintain a low cost structure through maintaining efficient operations and operating control. We intend to be the working interest operator in a high proportion of our properties. This allows us to exercise more control over expenses, capital allocation, and the timing of development and exploitation activities in our fields. It also enables us to implement controls over our costs to ensure prudent expenditures. Further, we employ engineering and geological consultants to aid in evaluating the economic merits of drilling plans and potential acquisitions on a case-by-case basis rather than staffing these positions, enabling us to maintain low fixed assets.

November 2007 Financing

        On November 7, 2007, we sold in a private placement, 3,500,000 shares of common stock for aggregate gross proceeds of approximately $25 million. Initially, we used the approximately $20 million of net proceeds to repay our long-term debt. The net proceeds subsequently will be drawn down to fund our capital development program and general corporate purposes. See "Planned Development Program."

RISK FACTORS

        The following should be considered carefully with the information provided elsewhere in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference in reaching a decision regarding an investment in the securities.

Risks Related to Our Industry

Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

        Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we produce and sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Historically, the markets for oil and natural gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market and political uncertainty and other factors that are beyond our control, including:

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  worldwide and domestic demands and supplies of oil and natural gas;

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  weather conditions;

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  the price and availability of alternative fuels;

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  the availability of pipeline capacity;

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  the price and level of foreign imports;

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  domestic and foreign governmental regulations and taxes;

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

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  political instability or armed conflict in oil-producing regions; and

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  the overall economic environment.

        These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

Government regulation may adversely affect our business and results of operations.

        Oil and natural gas operations are subject to various and numerous federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, injection of substances, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. The transportation and storage of refined products include the risk that refined products and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies and private parties for natural resources damages, personal injury, or property damages and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined and unrefined products for many years. Many of these properties have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. As a result, we may incur substantial expenditures and/or liabilities to third parties or governmental entities which could have a material adverse effect on us.

The oil and natural gas industry is capital intensive, and we may not be able to raise the necessary capital in the future.

        The oil and natural gas industry is capital intensive. We make substantial capital expenditures for the acquisition, exploration for and development of oil and natural gas reserves.

        Historically, we have financed capital expenditures primarily with cash generated by operations, proceeds from bank borrowings and sales of our equity securities. Our cash flow from operations and access to capital are subject to a number of variables, including:

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  our proved reserves;

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  the level of oil and natural gas we are able to produce from existing wells;

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  the prices at which oil and natural gas are sold; and

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  our ability to acquire, locate and produce new reserves.

Any one of these variables can materially affect our ability to borrow under our revolving credit facility.

        If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future drilling projects. We may, from time to time, seek additional financing, either in the form of increased bank borrowings, sales of debt or equity securities or other forms of financing or consider selling non-core assets to raise operating capital. However, we may not be able to obtain additional financing or make sales of non-core assets upon terms acceptable to us.

Risks Related to Our Business

Our limited history makes an evaluation of us and our future difficult and profits are not assured.

        Prior to the Davenport Merger in May 2004, we were inactive with no significant operations. In connection with the Davenport Merger, we decided to focus our business on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and natural gas on these prospects. Since that time, we have acquired rights in oil and natural gas properties and undertaken certain exploitation and other activities. However, we do not have a long operating history in our current business. Although we are in the process of initiating three waterfloods and an alkaline-surfactant project, we have not completed any new waterflooding or EOR technologies on our own on any of our properties. In view of our limited history in the oil and natural gas business, you may have difficulty in evaluating us and our business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

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  Find and acquire rights in attractive oil and natural gas properties;

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  Develop our oil and natural gas properties, including the successful application of EOR technologies and procedures, to the point at which oil and natural gas are being produced in commercially viable quantities;

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  Contract with third party service providers regarding services necessary to develop our oil and natural gas wells;

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  Contract with transporters and purchasers of our commercial production of oil and natural gas;

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  Maintain access to funds to pursue our capital-intensive business plan;

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  Comply with all applicable laws and regulations;

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  Implement and successfully execute our business strategy;

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  Respond to competitive developments and market changes; and

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  Attract, retain and motivate qualified personnel.

        There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our exploitation and production activities will produce oil and natural gas in commercially viable quantities. There can be no assurance that sales of our oil and natural gas production will ever generate sufficient revenues or that we will be able to sustain profitability in any future period.

If we cannot obtain sufficient additional capital when needed, we will not be able to continue with our business strategy. In addition, significant infusions of additional capital may result in dilution to your ownership and voting rights in our securities.

        Our business strategy is to acquire interests in mature oil fields with established reserves that have declined to marginal production levels, but possess significant remaining upside exploitation potential, and implement various secondary and tertiary enhanced oil recovery operations. We are focused on acquiring undervalued properties that feature enhanced recovery opportunities. As we continue to find acquisition candidates, we may require additional capital to finance the acquisitions as well as to conduct our EOR operations. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. If we cannot raise the additional capital required to implement our business strategy, we may be required to curtail operations or develop a different strategy, which could adversely affect our financial condition and results of operations. Further, any debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

The actual quantities and present value of our proved reserves may be lower than we have estimated.

        This prospectus incorporates by reference estimates of our proved reserves. The process of estimating oil and natural gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time.

Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Approximately 87% of our total proved reserves as of June 30, 2007 consist of undeveloped and developed non-producing reserves, and those reserves may not ultimately be developed or produced.

        Approximately 83% of our total proved reserves as of June 30, 2007 are undeveloped and approximately 4% are developed non-producing. While we plan to develop and produce all of our proved reserves, these reserves may not ultimately be developed or produced. Furthermore, not all of our undeveloped or developed non-producing reserves may be ultimately produced at the time periods we have planned, at the costs we have budgeted, or at all. Estimated development costs for our proved undeveloped reserves are approximately $325,000,000 as of June 30, 2007.

We may not achieve the production growth we anticipate from properties we acquire.

        On May 28, 2004, we acquired Davenport Field Unit, which owned a 100% working interest in certain oil, natural gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres. On September 14, 2004, we acquired the Nowata Properties comprised of more than 220 oil and natural gas producing wells on 2,601 acres of land in Nowata County, Oklahoma. On March 29, 2005, we acquired Square One, pursuant to which we own a 100% working interest in 10,300 acres of mature oil fields in central Texas. On November 29, 2005, we acquired all of the outstanding common stock of WO Energy, pursuant to which we own oil and natural gas properties on approximately 20,000 acres in Carson, Gray and Hutchinson counties located in the Texas panhandle with 480 producing wells, 40 water disposal wells and 380 idle wells. On April 28, 2006, our wholly owned subsidiary Pantwist, LLC acquired additional oil and natural gas properties in the Texas panhandle, which properties cover approximately 9,700 acres with 167 wells. On March 30, 2007, our wholly owned subsidiary, Cano Petro of New Mexico, Inc., acquired additional oil and natural gas properties in New Mexico, which properties cover approximately 20,000 acres. Our operational strategy is to implement waterflood and EOR techniques. The performance of waterflood and EOR techniques is often difficult to predict, takes an extended period of time from first investment until actual production and we may not achieve the anticipated production growth from properties we acquire.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

        Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, recovery applicability from waterflood and EOR techniques, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well or property. Even when we inspect a well or property, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

        Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in onshore United States. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions.

Exploration and development drilling and the application of waterflooding and EOR techniques may not result in commercially productive reserves.

        We do not always encounter commercially productive reservoirs through our drilling operations or our application of waterflooding or EOR techniques. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The engineering data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs or our application of waterflooding or EOR techniques is not successful. Further, our drilling and other operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

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  unexpected drilling conditions;

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  title problems;

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  pressure or irregularities in formations;

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  equipment failures or accidents;

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  adverse weather conditions; and

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  increases in the costs of, or shortages or delays in the availability of, chemicals, drilling rigs and equipment.

The departure of key personnel could adversely affect our ability to run our business.

        Our future success is dependent on the personal efforts, performance and abilities of key management, including S. Jeffrey Johnson, our Chairman and Chief Executive Officer; Morris B. Smith, Senior Vice President and Chief Financial Officer; Patrick McKinney, Senior Vice President—Engineering and Operations; and Michael J. Ricketts, Vice President and Principal Accounting Officer. All of these individuals are integral parts of our daily operations. We have employment agreements with Messrs. Johnson, Smith, McKinney, and Ricketts. We do not maintain any key life insurance policies for any of our executive officers or other personnel. Although, to our knowledge, none of our senior management currently has any plans to retire or leave our company in the near future, the loss of any of them could significantly impact our business until adequate replacements can be identified and put in place.

We face strong competition from larger oil and natural gas companies, which makes it difficult to conduct profitable operations.

        Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies and have substantially larger operating staffs and greater capital resources than we do. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

We are subject to many restrictions under our revolving credit facility which may adversely impact our future operations.

        We may depend on our revolving credit facility for future capital needs. As required by our revolving credit facility with our bank lenders, we have pledged substantially all of our oil and natural gas properties as collateral to secure the payment of our indebtedness. The revolving credit facility restricts our ability to obtain additional financing, make investments, sell assets, grant liens, repurchase, redeem or retire our securities, enter into specific transactions with our subsidiaries or affiliates and engage in business combinations. The revolving credit facility prohibits us from declaring or paying dividends on our common stock. We are also required to comply with certain financial covenants and ratios.

        These financial covenants and ratios could limit our ability to obtain future financing, make needed capital expenditures, withstand a downturn in our business or economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the revolving credit facility impose on us. Although we are currently in compliance with these covenants, in the past we have had to request waivers from or enter into amendments with our lenders to avoid default because of our anticipated non-compliance with certain financial covenants and ratios. Any future default, if not cured or waived, could result in the acceleration of all indebtedness outstanding under the revolving credit facility. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it, which could force us to sell significant assets or to have our assets foreclosed upon which could have a material adverse effect on our business or financial results. Even if new financing were available, it may not be on terms that are acceptable to us.

        In addition, the revolving credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders, based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can independently adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility.

Derivative activities create a risk of financial loss.

        Pursuant to the terms of our revolving credit facility, we are parties to oil and natural gas price risk management arrangements with respect to a portion of our expected production. We purchase floors that generally result in minimum price received by us for a portion of our production over a specified time period and purchase ceilings that result in a maximum price received by us for a portion of our production over a specified period of time in order to offset the costs of the price floors. We have the right to receive from the counterparty, the excess of the fixed price, up to any ceiling amount, specified in the contract over a floating price based on a market index, multiplied by the quantity identified in the derivative contract. These transactions may expose us to the risk of financial loss if the counterparty to our future contracts fail to perform under the contracts.

Failure to maintain effective internal controls could have a material adverse effect on our operations.

        The year ended June 30, 2007 was the first year that we were subject to Section 404 of the Sarbanes-Oxley Act which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing our internal controls and management's assessment. Effective internal controls are necessary for us to produce reliable financial reports. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, we may be in violation of our lending covenants, investors could lose confidence in our reported financial information, and the price of our stock could decrease as a result.

        During our evaluation of disclosure controls and procedures for the year ended June 30, 2007, we concluded that we maintained effective internal control over financial reporting as of June 30, 2007, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        There can be no guarantee that we will not have deficiencies in our disclosure controls and internal controls in the future.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

        Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

  •
  fires;

  •
  natural disasters;

  •
  explosions;

  •
  pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

  •
  weather;

  •
  failure of oilfield drilling and service tools;

  •
  changes in underground pressure in a formation that causes the surface to collapse or crater;

  •
  pipeline ruptures or cement failures;

  •
  environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases; and

  •
  availability of needed equipment at acceptable prices, including steel tubular products.

        Any of these risks can cause substantial losses resulting from:

  •
  injury or loss of life;

  •
  damage to and destruction of property, natural resources and equipment;

  •
  pollution and other environmental damage;

  •
  regulatory investigations and penalties;

  •
  suspension of our operations; and

  •
  repair and remediation costs.

        Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance policies currently provide for $1,000,000 general liability coverage for bodily injury and property damage including pollution, underground resources, blow-out and cratering. In addition, we have $1,000,000 coverage for our contractual obligations to our service contractors using their equipment downhole as a result of a blow-out. We have an "Owned-Hired and Non-Owned" Commercial Automobile liability limit of $1,000,000. We also have secured $25,000,000 umbrella coverage in excess of the general liability and automobile liability. There is a $3,000,000 policy for control of well, redrill, and pollution on drilling wells and a $1,000,000 policy for control of well, redrill and pollution on producing wells. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

        We do not insure against the loss of oil or natural gas reserves as a result of operating hazards, insure against business interruption or insure our field production equipment against loss. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.

        Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

        We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

        Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expense, all of which could have a material adverse effect on our financial condition and operating results.

Terrorist activities may adversely affect our business.

        Terrorist activities, including events similar to those of September 11, 2001, or armed conflict involving the United States may adversely affect our business activities and financial condition. If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil and natural gas prices and cause a reduction in our revenues. In addition, oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged. Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Part of our business is seasonal in nature which may affect the price of our oil and natural gas.

        Weather conditions affect the demand for and price of oil and natural gas. Demand for oil and natural gas is typically higher during winter months than summer months. However, warm winters can also lead to downward price trends. As a result, our results of operations may be adversely affected by seasonal conditions.

We are subject to potential early repayments as well as restrictions pursuant to the terms of our Series D Convertible Preferred Stock which may adversely impact our operations.

        Pursuant to the terms of our Series D Convertible Preferred Stock, if a "triggering event" occurs, the holders of our Series D Convertible Preferred Stock will have the right to require us to redeem their preferred stock at a minimum price of at least 125% of the $1,000 per share stated value plus certain dividends. "Triggering events" include the following:

  •
  our common stock is suspended from trading or fails to be listed on the AMEX, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market;

  •
  we fail to convert and do not cure this failure within 10 business days after the conversion date or give notice of our intention not to comply with a request for conversion;

  •
  we fail to pay for at least 5 business days any amount when and as due pursuant to the terms of the Series D Convertible Preferred Stock or any documents related to the sale and registration rights of the Series D Convertible Preferred Stock, common stock and warrants;

  •
  certain actions are taken by us or third parties with regard to bankruptcy;

  •
  we default on any indebtedness which default is not waived and the applicable grace period has expired; or

  •
  we breach any representation, warranty, covenant or other term or condition of any document relating to the sale and registration rights regarding the Series D Convertible Preferred Stock, the common stock and the warrants, which, to the extent such breach is curable, such breach is not cured within 7 business days.

        There is no guarantee that we would be able to repay the amounts due upon an occurrence of a "triggering event."

        In addition, we cannot issue any preferred stock that is senior or on par with the Series D Convertible Preferred Stock with regard to dividends or liquidation without the approval of holders of a majority of the Series D. Convertible Preferred Stock.

We are subject to several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas which may have an adverse impact on us.

        Cano and certain of its subsidiaries are defendants in several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas. The alleged damages include damage to land and livestock, remedial expenses and claims relating to wrongful death. We entered into a Settlement Agreement with our insurance carrier pursuant to which we received $6,699,827 in exchange for releasing the insurance carrier from any future claims. This amount may not be sufficient to cover all of our litigation expenses and all the alleged damages.

Risks Related to Our Common Stock

Our historic stock price has been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

        The public market for our common stock has historically been very volatile. Since we acquired Davenport Field Unit on May 28, 2004 and through the fiscal year ended June 30, 2007, the market price for our common stock has ranged from $0.45 to $10.65. On December 12, 2007, our closing price on AMEX was $7.25. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

If we fail to meet continued listing standards of AMEX, our common stock may be delisted which would have a material adverse effect on the price of our common stock.

        Our common stock was listed on AMEX on May 5, 2005 under the symbol "CFW." In order for our securities to be eligible for continued listing on AMEX, we must remain in compliance with certain listing standards. Among other things, these standards require that we remain current in our filings with the SEC and comply with certain provisions of the Sarbanes-Oxley Act of 2002. If we were to become noncompliant with AMEX's continued listing requirements, our common stock may be delisted which would have a material adverse affect on the price of our common stock.

If we are delisted from AMEX, our common stock may become subject to the "penny stock" rules of the SEC, which would make transactions in our common stock cumbersome and may reduce the value of an investment in our stock.

        The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that is not listed on a national securities exchange or registered national securities association's automated quotation system and has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

  •
  that a broker or dealer approve a person's account for transactions in penny stocks; and

  •
  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  •
  obtain financial information and investment experience and objectives of the person; and

  •
  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

  •
  sets forth the basis on which the broker or dealer made the suitability determination; and

  •
  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

If securities analysts downgrade our stock or cease coverage of us, the price of our stock could decline.

        The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, there are many large, well-established, publicly traded companies active in our industry and market, which may mean that it is less likely that we will receive widespread analyst coverage. If one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

We do not pay dividends on our common stock.

        We have never paid dividends on our common stock, and do not intend to pay cash dividends on the common stock in the foreseeable future. Net income from our operations, if any, will be used for the development of our business, including capital expenditures and to retire debt. Any decisions to pay dividends on the common stock in the future will depend upon our profitability at the time, the available cash and other factors. Our ability to pay dividends on our common stock is further limited by the terms of our revolving credit facility and our Series D Convertible Preferred Stock.

Provisions in our corporate governance and loan documents, the terms of our Series D Convertible Preferred Stock and Delaware law may delay or prevent an acquisition of Cano, which could decrease the value of our common stock.

        Our certificate of incorporation, our Series D Convertible Preferred Stock, our bylaws, our loan documents and the Delaware General Corporation Law contain provisions that may discourage other persons from initiating a tender offer or takeover attempt that a stockholder might consider to be in the best interest of all stockholders, including takeover attempts that might result in a premium to be paid over the market price of our stock.

        The terms of our Series D Convertible Preferred Stock permit the holders of such preferred stock the right to have their Series D Convertible Preferred Stock redeemed upon a "change of control." In addition, the terms of our Series D Convertible Preferred Stock do not permit us to enter into certain transactions that would constitute a "change of control" unless the successor entity assumes all of our obligations relating to the Series D Convertible Preferred Stock and the holders of a majority of our Series D Convertible Preferred Stock approve such assumption and the successor entity is publicly traded on the AMEX, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

        In addition, subject to the terms of the Series D Convertible Preferred Stock, we are authorized to issue additional shares of preferred stock. Subject to the terms of the Series D Convertible Preferred Stock and our certificate of incorporation, our board of directors has total discretion in the issuance and the determination of the rights and privileges of any shares of preferred stock which might be issued in the future, which rights and privileges may be detrimental to the holders of the common stock. It is not possible to state the actual effect of the authorization and issuance of a new series of preferred stock upon the rights of holders of the common stock and other series of preferred stock unless and until the board of directors determines the attributes of any new series of preferred stock and the specific rights of its holders. These effects might include:

  •
  restrictions on dividends on common stock and other series of preferred stock if dividends on any new series of preferred stock have not been paid;

  •
  dilution of the voting power of common stock and other series of preferred stock to the extent that a new series of preferred stock has voting rights, or to the extent that any new series of preferred stock is convertible into common stock;

  •
  dilution of the equity interest of common stock and other series of preferred stock; and

  •
  limitation on the right of holders of common stock and other series of preferred stock to share in Cano's assets upon liquidation until satisfaction of any liquidation preference attributable to any new series of preferred stock.

        The terms of our Series D Convertible Preferred Stock and the provisions in our corporate governance documents regarding the granting of additional preferred stock may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of our Board of Directors and make removal of our management more difficult. Furthermore, Delaware law imposes some restrictions on mergers and other business combinations between our company and owners of 15% or more of our common stock. These provisions apply even if an acquisition proposal is considered beneficial by some stockholders and therefore could depress the value of our common stock.

The conversion price of our Series D Convertible Preferred Stock may be a lowered if we issue shares of our common stock at a price less than the existing conversion price which could cause further dilution to our common stockholders.

        Subject to certain exclusions, if we issue common stock at a price less than the existing conversion price for our Series D Convertible Preferred Stock, the conversion price shall be adjusted downward which would further dilute our common stock holders upon conversion.

Our Series D Convertible Preferred Stock has voting rights both together with and separate from our common stock which could adversely affect our common stockholders.

        The holders of our Series D Convertible Preferred Stock vote together with the holders of our common stock on an as converted basis, subject to a limitation on how many votes the Series D Convertible Preferred Stock holders may cast if the conversion price falls below $4.79. In addition, approval of holders of a majority of the Series D Convertible Preferred Stock is required for us to take the following actions:

  •
  to modify the certificate of incorporation or bylaws in a manner adverse to the Series D Convertible Preferred Stock;

  •
  increase or decrease the number of authorized shares of Series D Convertible Preferred Stock;

  •
  create any class of preferred stock that has a preference over or is in parity with the Series D Convertible Preferred Stock with respect to dividends or liquidation;

  •
  purchase, repurchase or redeem any share of common stock;

  •
  pay dividends or make any other distribution on the common stock; or

  •
  circumvent a right of the Series D Convertible Preferred Stock.

        These voting rights may have an adverse impact on the common stock and the voting power of our common stockholders.

Since we are a United States real property holding corporation, non-U.S. investors may be subject to U.S. federal income tax (including withholding tax) on gains realized on disposition of our shares, and U.S. investors selling our shares may be required to certify as to their status in order to avoid withholding.

        Since we are a United States real property holding corporation, a non-U.S. holder of our common stock will generally be subject to U.S. federal income tax on gains realized on a sale or other disposition of our common stock. Certain non-U.S. holders of our common stock may be eligible for an exception to the foregoing general rule if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs. However, we cannot offer any assurance that our common stock will be so traded in the future.

        If our common stock is not considered to be regularly traded on an established securities market during the calendar year in which a sale or disposition occurs, the buyer or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price or other amount realized, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in applicable Treasury regulations.

Risks Related to this Offering

There is no public market for some of the securities offered by this prospectus.

        There is no existing trading market for the securities, except for our common stock, offered by this prospectus. We can provide no assurance regarding the development of a market for these securities, the ability of the holders to sell the securities or the price at which the holders may be able to sell the securities.

We will have broad discretion in how we use the net proceeds from this offering.

        We intend to use the net proceeds from this offering primarily for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. However, our management has not designated a specific use for any of the net proceeds and will have broad discretion over their use. Our management may allocate the net proceeds differently than investors in this offering would have preferred, or we may not maximize our return on the net proceeds.

WHERE YOU CAN FIND MORE INFORMATION

        Cano Petroleum, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith files reports, proxy or information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        Cano Petroleum, Inc. has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Cano Petroleum, Inc. and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        In addition, our filings are available on our website at www.canopetro.com. Information on our website or any other website is not incorporated by reference in this prospectus and is not a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we make with the SEC under Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

  •
  Our Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the SEC on September 11, 2007;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 29, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the SEC on November 7, 2007;

  •
  Our Current Reports on Form 8-K filed with the SEC on July 2, 2007, July 3, 2007, August 9, 2007, August 24, 2007, September 11, 2007, September 28, 2007, October 22, 2007, November 1, 2007, November 5, 2007, November 6, 2007, November 13, 2007 and December 7, 2007; and

  •
  Description of our share capital contained in our Current Report on Form 8-K filed with the SEC on March 29, 2007.

        All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Cano Petroleum, Inc.
801 Cherry Street, Suite 3200
Fort Worth, Texas 76102
Attention: Morris B. Smith
(817) 698-0900

FORWARD-LOOKING STATEMENTS

        Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

  •
  Our future financial and operating performance and results;

  •
  Our business strategy;

  •
  Market prices;

  •
  Sources of funds necessary to conduct operations and complete acquisitions;

  •
  Development costs;

  •
  Our plans and forecasts;

  •
  Fluctuations in prices of oil and natural gas;

  •
  Demand for oil and natural gas;

  •
  Losses due to current or future litigation;

  •
  Risks associated with drilling and operating wells;

  •
  General economic conditions;

  •
  Governmental regulations;

  •
  Hedging results;

  •
  Events similar to September 11, 2001; and

  •
  Fluctuations in interest rates.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including the following:

  •
  repayment or refinancing of debt;

  •
  acquisitions;

  •
  working capital;

  •
  capital expenditures; and

  •
  repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

		Twelve Months ended June 30, 2007
	3 Months 9/30/2007
		2007	2006	2005	2004	2003
Ratio	(a)	(a)	(a)	(a)	(a)	(a)
Earnings
Add:
Pre-tax income from continuing operations adjusted for minority interests	$(408,334)	$(5,352,941)	$(6,100,987)	$(3,689,483)	$(383,206)	$(12,148)
Fixed charges (see below)	2,369,102	7,989,664	2,458,026	26,995	2,247	—
Less:
Capitalized interest	(458,741)	(302,895)	—	—	—	—
Pre-tax earnings to cover preferred stock dividend	(1,510,894)	(4,952,369)	—	—	—	—

Total Earnings	$(8,867)	$(2,618,541)	$(3,642,961)	$(3,662,488)	$(380,959)	$(12,148)

Fixed Charges
Interest expensed (includes amortization)	$399,467	$2,559,619	$2,426,321	—	$—	$—
Interest capitalized	458,741	302,895	—	—	—	—
Estimate of interest within rental expense		174,781	31,705	26,995	2,247	—
Pre-tax earnings to cover preferred stock dividend—Preferred dividend/(1-36%)	1,510,894	4,952,369	—	—	—	—

Total Fixed Charges	$2,369,102	$7,989,664	$2,458,026	$26,995	$2,247	$—

(a)
Since the Company has recorded a loss for all periods shown above, the ratio coverage was less than 1:1. In order to achieve a coverage ratio of 1:1, the Company must generate the following earnings for each period as shown below.

Earnings to increase ratio to 1:1	$2,377,969	$10,608,205	$6,100,987	$3,689,483	$383,206	$12,148

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities we may offer by this prospectus will be our general unsecured obligations. We may issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in a prospectus supplement (a "senior indenture"). We may issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in a prospectus supplement (a "subordinated indenture"). We refer to the senior indentures and the subordinated indentures collectively as the "indentures." The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of the Company's unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

        We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

        In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Cano or the Company mean Cano Petroleum, Inc. only.

  Provisions Applicable to Each Indenture

        General.    The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that the Company may issue. The Company may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

        The Company conducts substantial operations through subsidiaries, and those subsidiaries generate substantial operating income and cash flow. As a result, distributions or advances from those subsidiaries are a significant source of funds needed to meet the debt service obligations of the Company. Contractual provisions or laws, as well as the subsidiaries' financial condition and operating requirements, may limit the ability of the Company to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. In addition, unless the subsidiaries provide a subsidiary guarantee, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of the Company on their assets and earnings.

        If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See "—Subsidiary Guarantees."

        The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

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  the title of the debt securities;

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  the total principal amount of the debt securities;

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  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

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  the date or dates on which the principal of and any premium on the debt securities will be payable;

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  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

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  any right to extend or defer the interest payment periods and the duration of the extension;

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  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

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  whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

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  the place or places where payments on the debt securities will be payable;

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  any provisions for optional redemption or early repayment;

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  any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

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  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

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  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

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  any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

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  any restrictions or other provisions relating to the transfer or exchange of debt securities;

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  any terms for the conversion or exchange of the debt securities for other securities of the Company or any other entity;

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  with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities not prohibited by the applicable indenture.

        The Company may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If the Company sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        If the Company sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Subsidiary Guarantees.    Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of the Company's subsidiaries. Such guarantees will be full and unconditional. If a series of debt securities is so guaranteed by any of the Company's subsidiaries, the applicable subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Company's subsidiaries.

        The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

        Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

        If a series of debt securities is guaranteed by any of the Company's future subsidiaries and is designated as subordinate to the Company's senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of the Company's senior debt. See "Provisions Applicable Solely to Subordinated Debt Securities—Subordination."

        Consolidation, Merger and Sale of Assets.    The indentures generally permit a consolidation or merger between the Company and another entity. They also permit the Company to sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets. The Company has agreed, however, that it will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any entity unless:

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

  •
  if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

        Upon any such consolidation or merger in which the Company is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving the Company, the resulting entity or transferee will be substituted for the Company under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, the Company will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

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  failure to pay interest when due on that series of debt securities for 30 days;

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  failure to pay principal of or any premium on that series of debt securities when due;

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  failure to make any sinking fund payment when required for that series for 30 days;

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  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

  •
  specified events involving bankruptcy, insolvency or reorganization of the Company; and

  •
  any other event of default provided for that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

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  the holder gives the trustee written notice of a continuing event of default for that series;

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  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

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  the holders offer to the trustee indemnity satisfactory to the trustee;

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  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

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  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

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  with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

        The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

        The indentures require the Company to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or change the time for payment of interest on the debt security;

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  reduce the principal of the debt security or change its stated maturity;

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  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

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  change any obligation to pay additional amounts on the debt security;

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  make payments on the debt security payable in currency other than as originally stated in the debt security;

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  impair the holder's right to institute suit for the enforcement of any payment on the debt security;

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  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

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  with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

  •
  waive a continuing default or event of default regarding any payment on the debt securities.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for the assumption of the obligations under the indenture of the Company by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

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  to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

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  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

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  to add covenants that would benefit the holders of any debt securities or to surrender any rights the Company has under the indenture;

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  to add events of default with respect to any debt securities;

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  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

  •
  to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at the Company's option, either of the following will occur:

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  The Company will be discharged from its obligations with respect to the debt securities of that series ("legal defeasance"); or

  •
  The Company will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of the Company to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent the Company designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents the Company initially designates, the Company may at any time rescind that designation or approve a change in the location through which any transfer agent acts. The Company is required to maintain an office or agency for transfers and exchanges in each place of payment. The Company may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, the Company will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agent.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At the Company's option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Notices.    Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

        Replacement of Debt Securities.    The Company will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to the Company and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and the Company may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

  Provisions Applicable Solely to Subordinated Debt Securities

        Subordination.    Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, the Company may not make any payment of principal or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

        The subordination does not affect the Company's obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        The subordinated indenture does not limit the amount of Senior Debt that the Company may incur. As a result of the subordination of the subordinated debt securities, if the Company becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

        Unless we inform you otherwise in a prospectus supplement, "Senior Debt" will mean all debt, including guarantees, of the Company, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of the Company. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends on our common stock, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends on our common stock will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors. Our Credit Agreement does not permit us to pay dividends on our common stock. In addition, the terms of our Series D Convertible Preferred Stock do not permit us to pay dividend on our common stock without the approval of the holders of a majority of the Series D Convertible Preferred Stock. We do pay dividends on our Series D Convertible Preferred Stock as described below under "Series D Convertible Preferred Stock—Dividends."

Capital Structure

        Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, of which 600 shares have been designated as Series A Convertible Preferred Stock, 8,000 shares have been designated as Series B Convertible Preferred Stock, 8,000 shares have been designated as Series C Convertible Preferred Stock and 49,116 shares have been designated as Series D Convertible Preferred Stock. As of December 12, 2007, we had 37,334,989 and 38,603,283 shares of common stock issued and outstanding, respectively, and 45,116 shares of Series D Convertible Preferred Stock issued and outstanding. The following summarizes the material terms of our capital stock.

Common Stock

        Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors in their discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities and any liquidation payment due to holders of our outstanding preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

        Holders of our common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Preferred Stock—General

        Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. At present, we have no plans to issue any additional preferred stock nor adopt any additional series, preferences or other classification of preferred stock.

Series A Convertible Preferred Stock

        We are currently authorized to issue 600 shares of Series A Convertible Preferred Stock. Each outstanding share of Series A Convertible Preferred Stock may be converted into shares of our common stock, at any time, on the basis of one share of preferred stock for that number of shares of common stock equal to $1,000 divided by the average closing bid price of our common stock for the five trading days immediately prior to the date of conversion, less a 25% discount. The Series A Convertible Preferred Stock does not pay dividends and carries no dividend preference or voting rights. As there is no limit on the number of shares of our common stock that could be issued upon conversion of outstanding Series A Convertible Preferred Stock, the lower the closing bid price of our common stock the greater number of shares of our common stock which could be issued upon conversion of our preferred stock. Accordingly, conversion of any Series A Convertible Preferred Stock that is outstanding could result in a change of control. In the event of a liquidation, dissolution or winding up of our business, the holders of Series A Convertible Preferred Stock are entitled to receive a liquidation amount of $1,000 per share after payment in full of liabilities. Currently, there are no shares of Series A Convertible Preferred Stock outstanding.

Series B Convertible Preferred Stock

        We are currently authorized to issue 8,000 shares of Series B Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock are not entitled to receive any dividends. Except as required by Delaware law, the Series B Preferred Stock does not have any voting rights.

        Each share of Series B Convertible Preferred Stock is convertible at any time while it is outstanding into 333 shares of our common stock. In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.00 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

        In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series B Convertible Preferred Stock will be the greater of: (i) 333 shares of common stock for each one share of Series B Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

        In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series B Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series C Convertible Preferred Stock, and holders of the Series B Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

        Currently, there are no shares of Series B Convertible Preferred Stock outstanding.

Series C Convertible Preferred Stock

        We are currently authorized to issue 8,000 shares of Series C Convertible Preferred Stock. The holders of Series C Convertible Preferred Stock are not entitled to receive any dividends. Except as required by Delaware law, the Series C Preferred Stock does not have any voting rights.

        Each share of Series C Convertible Preferred Stock is convertible at any time while it is outstanding into 266 shares of our common stock. In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.75 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

        In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series C Convertible Preferred Stock will be the greater of: (i) 266 shares of common stock for each one share of Series C Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

        In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series C Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series B Convertible Preferred Stock, and holders of the Series C Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

        Currently, there are no shares of Series C Convertible Preferred Stock outstanding.

Series D Convertible Preferred Stock

        On August 31, 2006, we filed a Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock with the Secretary of State of Delaware and designated 49,116 shares of our preferred stock as Series D Convertible Preferred Stock. On September 6, 2006, we issued all 49,116 authorized shares of the Series D Convertible Preferred Stock. On December 12, 2007, there were 45,116 shares of Series D Convertible Preferred Stock outstanding.

Dividends.

        The Series D Convertible Preferred Stock has a dividend rate of 7.875% per year (or 15% upon the occurrence of a Triggering Event (as defined below)) payable quarterly in cash or in stock as an adjustment to the number of shares of common stock, par value $0.0001 per share, issuable upon conversion. Holders of approximately 55% of our Series D Convertible Preferred Stock have elected to receive dividends in stock.

Conversion Right.

        Shares of Series D Convertible Preferred Stock are convertible into shares of common stock at any time at an initial conversion price of $5.75 per share, subject to adjustment for certain dilutive issuances, stock splits, stock dividends and other similar transactions.

Adjustments to Conversion Price.

        Immediately after certain dilutive issuances of common stock, subdivision (by stock split, stock dividend, recapitalization or otherwise) or combination (by combination, reverse stock split or otherwise) or any other events (such as the granting of stock appreciation rights, phantom stock rights or other rights with equity features), the conversion price shall be adjusted.

Additional Series D Convertible Preferred Stock; Variable Securities; Dilutive Issuances.

        For so long as any Series D Convertible Preferred Stock is outstanding, we will not, without the prior written consent of the holders of a majority of the outstanding Series D Convertible Preferred Stock, issue any Series D Convertible Preferred Stock, and we shall not issue any other securities that would cause a breach or default under the certificate of designations. In addition, we shall not, in any manner, issue or sell (i) any rights, warrants or options to subscribe for or purchase common stock or (ii) any stock or securities directly or indirectly convertible into or exchangeable or exercisable for common stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of $4.79 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) of common stock.

Mandatory Redemption at Maturity.

        If any Series D Convertible Preferred Stock remains outstanding on September 6, 2011, we shall redeem such Series D Convertible Preferred Stock for a conversion amount in cash equal to the sum of the Additional Amount and the stated value of $1,000. "Additional Amount" equals the product of (x) the result of the formula: dividend rate/(N/360) and (y) the stated value of $1,000.

Redemption Option Upon Triggering Event.

        After a Triggering Event, each holder shall have the right to require us to redeem all or a portion of such holder's Series D Convertible Preferred Stock equal to the greater of (i) 125% of the conversion amount and (ii) the product of (A) the conversion rate equal to conversion amount/conversion price in effect at such time and (B) the greater of the closing sale price of the common stock on the trading day immediately preceding such Triggering Event, the closing sale price of the common stock on the day immediately following such Triggering Event and the closing sale price of the common stock on the date the holder delivers the notice of redemption at the holder's option.

        A "Triggering Event" occurs if:

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  our common stock is suspended from trading or fails to be listed on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period;

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  we fail to convert and do not cure this conversion failure within 10 business days after the applicable conversion date or give notice to any holder at any time of our intention not to comply with a request for conversion;

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  we fail to pay, and continue to fail to pay for at least 5 business days, to the holder any amounts when and as due pursuant to the certificate of designations or any of the other agreements entered into in connection with the certificate of designation (the "Transaction Documents");

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  a court (i) enters a decree or order of voluntary or involuntary bankruptcy, insolvency, reorganization or other similar proceeding, (ii) appoints a custodian, receiver, liquidator or other similar official, or (iii) orders the winding up or liquidation of affairs, in respect of us or any joint venture or any entity in which we, directly or indirectly, own capital stock or hold an equity or similar interest or of any substantial part of our property and such decree or order is unstayed and in effect for 60 consecutive days;

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  we or any subsidiary (i) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, (ii) consents to an involuntary proceeding or appointment of a custodian, receiver, liquidator or other similar official, (iii) makes an assignment for the benefit of creditors, (iv) admits in writing its inability to pay debts generally as they become due, or (v) takes corporate action in furtherance of any such action;

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  we default with respect to any indebtedness, which default has not been waived, and any applicable grace period has expired; or

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  we breach any representation, warranty, covenant or other term or condition of any Transaction Document and any curable breach remains uncured for at least 7 business days.

Change of Control Redemption Right.

        At any time during the period beginning after a holder's receipt of notice of a Change of Control (as defined below) and ending on the date that is 20 trading days after the consummation of such Change of Control, such eligible holder may require us to redeem all or any portion of such holder's Series D Convertible Preferred Stock at a premium.

        "Change of Control" means any Fundamental Transaction (defined below) other than (i) any reorganization, recapitalization or reclassification of the common stock in which holders of our voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of our incorporation. "Fundamental Transaction" generally includes the following, whether in one or more related transactions: mergers involving us, sales of all or substantially all of our assets, certain tender offers and business combinations in which another person acquires more than 50% of our voting stock, reclassifications of our common stock and any person becoming the beneficial owner of 50% of our voting stock.

Other Rights.

        We shall not enter into or be party to a Fundamental Transaction unless (i) the successor entity assumes in writing all of our obligations under the certificate of designations and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to a majority of the holders of the outstanding Series D Convertible Preferred Stock and approved by such holders prior to such Fundamental Transaction and (ii) the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on the American Stock Exchange, New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

        If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (the "Purchase Rights"), the holders will be entitled to acquire the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of the Series D Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

        Following the occurrence of an Asset Sale (as defined below), a holder may require us to redeem, with the Available Asset Sale Proceeds (as defined below), all or any portion of the Series D Convertible Preferred Stock held by such holder. For so long as any Series D Convertible Preferred Stock are outstanding, we shall not, and shall not permit any of our subsidiaries to, directly or indirectly, consummate any Asset Sale unless we receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or capital stock and all warrants, options or other rights to acquire capital stock issued or sold or otherwise disposed of.

        "Asset Sale" means, in one transaction or a series of related transactions, (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, or (ii) the sale of equity interests in any of our subsidiaries, which sale, lease conveyance or other disposition of assets or rights or sale of equity interests generates proceeds to us equal to or greater than $15,000,000; provided, however, that neither (A) a sale, lease, conveyance or other disposition of the Rich Valley Properties nor (B) any sale, lease, conveyance or other disposition of the Barnett Shale Properties made solely for the purpose of contributing such

Barnett Shale Properties to a joint venture entity in which the Company, or one of its wholly-owned subsidiaries, owns any equity interests thereof, shall be considered an Asset Sale for purposes of the certificate of designations.

        "Available Asset Sale Proceeds" means, for any Asset Sales, the difference between (i) the cash proceeds generated in such Asset Sale and (ii) the outstanding principal amount (including any interest thereon) of the senior debt; provided, however, that in the event of any Asset Sale relating to Barnett Shale Properties the Available Asset Sale Proceeds shall be equal to the difference between (A) the cash proceeds generated in such Asset Sale and (B) $15,000,000.

Voting Rights.

        Subject to certain limitations on conversion, each holder shall be entitled to the whole number of votes equal to the lesser of (i) the number of shares of common stock into which the holder's Series D Convertible Preferred Stock would be convertible and shall otherwise have voting rights and powers equal to the voting rights and powers of the common stock and (ii) the number of shares of common stock into which such holder's Series D Convertible Preferred Stock would be convertible if the conversion price on the record date for the vote or consent of stockholders is deemed to be the market price of $4.79, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction. The Series D Convertible Preferred Stock shall vote as a class with the holders of common stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matter required by law or by the terms of the certificate of designations to be submitted to a class vote of the holders of Series D Convertible Preferred Stock, in which case the holders of Series D Convertible Preferred Stock only shall vote as a separate class.

Liquidation Preference.

        In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of our business, the Series D Convertible Preferred Stock shall have preferential rights to holders of any of our capital stock of any class junior in rank to the Series D Convertible Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of our business. All shares of common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be of junior rank to all Series D Convertible Preferred Stock.

        The Series D Convertible Preferred Stock is entitled to a liquidation preference equal to the stated value of the Series D Convertible Preferred Stock plus accrued dividends.

Ranking; Issuances of Other Securities.

        Without the prior express written consent of a majority of the holders of the outstanding Series D Convertible Preferred Stock, we shall not authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Series D Convertible Preferred Stock in respect of the preferences as to distributions and payments upon our or our subsidiary's voluntary or involuntary liquidation, dissolution or winding up, the assets of which constitute all or substantially all of the assets of our and our subsidiary's business taken as a whole, in a single transaction or series of transactions. We may issue preferred stock that is junior in rank to the Series D Convertible Preferred Stock, provided that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the 91st day following the Maturity Date.

Issuances of Equity-Linked Securities.

        For so long as any Series D Convertible Preferred Stock is outstanding, we will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of, any of our indebtedness or indebtedness of our subsidiaries that is, any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of our common stock, options, convertible securities or other capital stock.

Covenants.

        The affirmative vote or the written consent of the holders of at least a majority of the aggregate shares of Series D Convertible Preferred Stock then outstanding, voting together as a single class, will be required for us to:

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  amend or repeal any provision of, or add any provision to, our Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock (including any amendment to the certificate of designations for the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Convertible Preferred Stock, regardless of whether any such action shall be by means of amendment to our Certificate of Incorporation or by merger, consolidation or otherwise;

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  increase or decrease (other than by conversion) the authorized number of shares of Series D Convertible Preferred Stock;

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  create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or in on a parity with the Series D Convertible Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of our business;

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  purchase, repurchase or redeem any shares of common stock (other than pursuant to equity incentive agreements with employees giving us the right to repurchase shares upon the termination of services at cost);

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  pay dividends or make any other distribution on our common stock;

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  whether or not prohibited by the terms of the Series D Convertible Preferred Stock, circumvent a right of the Series D Convertible Preferred Stock.

Business Combinations under Delaware Law

        We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:

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  before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

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  upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Delaware law defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation

        In addition to the terms of our Series D Convertible Preferred Stock, our certificate of incorporation contains provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

Removal of Directors; Advance Notice Provisions for Stockholder Nominations; Stockholder Nomination Procedure

        Any director may be removed from office, with or without cause, only by the affirmative vote of a majority of the then outstanding shares entitled to vote for an election of directors. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our bylaws and our most recent proxy statement.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., P.O. Box 17136, Salt Lake City, Utah 84117, (801) 272-9294.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of the Company or any other entity. The Company may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between the Company and a warrant agent that we will name in the prospectus supplement.

        The prospectus supplement relating to any warrants we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

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  the exercise price of the warrants;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time; and

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

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  the terms of the offering;

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  the names of any underwriters or agents;

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  the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

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  the net proceeds to us from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  the initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

  Sale Through Underwriters or Dealers

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

  Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

  Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

  General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

        The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

        The validity of the offered securities, except with regard to W.O. Energy of Nevada, Inc., and other matters in connection with any offering of the securities, will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas, our special outside counsel and, with regard to W.O. Energy of Nevada, Inc., by Ballard Spahr Andrews & Ingersoll, LLP, Las Vegas, Nevada, our special Nevada outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

        The consolidated balance sheets of Cano Petroleum, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years ended June 30, 2007, 2006 and 2005 and management's report on the effectiveness of internal control over financial reporting as of June 30, 2007 incorporated by reference herein and in the registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth on their reports thereon incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Information about our estimated proved reserves and future net cash flows attributable to such reserves was prepared by Forrest A. Garb & Associates, Inc., an independent petroleum and geological engineering firm and are incorporated herein by reference in reliance upon their authority as experts in reserves and present values.

GLOSSARY OF SELECTED OIL AND NATURAL GAS TERMS

        "Bbl." One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

        "BOE." Barrels of oil equivalent. BTU equivalent of six thousand cubic feet (Mcf) of natural gas which is equal to the BTU equivalent of one barrel of oil.

        "BOEPD." BOE per day.

        "BTU." British Thermal Unit.

        "DRY HOLE." A development or exploratory well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

        "ENHANCED OIL RECOVERY" or "EOR" The use of certain methods, such as waterflooding or gas injection, into existing wells to increase the recover from a reservoir.

        "EXPLORATORY WELL" A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

        "FLUID INJECTION" Pumping fluid into a producing formation to increase or maintain reservoir pressure and, thus, production.

        "GROSS ACRES" or "GROSS WELLS." The total number of acres or wells, as the case may be, in which a working or any type of royalty interest is owned.

        "Mcf." One thousand cubic feet of natural gas.

        "MMcf." One million cubic feet of natural gas.

        "MMCFPD" MMcf per day.

        "NET ACRES." The sum of the fractional working or any type of royalty interests owned in gross acres.

        "PRIMARY RECOVERY." The period of production in which oil moves from its reservoir through the wellbore under naturally occurring reservoir pressure.

        "PRODUCING WELL" or "PRODUCTIVE WELL." A well that is capable of producing oil or natural gas in economic quantities.

        "PROVED DEVELOPED RESERVES." The oil and natural gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        "PROVED RESERVES." The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        "PROVED UNDEVELOPED RESERVES." The oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery techniques is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        "ROYALTY INTEREST." An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of production costs.

        "SECONDARY RECOVERY." The recovery of oil and natural gas through the injection of liquids or gases into the reservoir, supplementing its natural energy. Secondary recovery methods are often applied when production slows due to depletion of the natural pressure.

        "SURFACTANT-POLYMER FLOODING, SP FLOODING, ALKALINE SURFACTANT-POLYMER FLOODING AND ASP FLOODING." Enhanced oil recovery techniques that can be employed to recover additional oil over and above primary and secondary recovery methods. Low concentrations of surfactants, polymers and other additives that are added to the waterflood operations already in place to "clean" stubborn or hard to reach oil from the reservoir, much like soap in a greasy dish pan.

        "TERTIARY RECOVERY." The use of improved recovery methods that not only restores formation pressure but also improves oil displacement or fluid flow in the reservoir and removes additional oil after secondary recovery.

        "WATERFLOODING" A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and sweep oil into the producing wells.

        "WORKING INTEREST." The operating interest (not necessarily as operator) that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all exploration, development and operational costs including all risks in connection therewith.

$150,000,000

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

PROSPECTUS